Exhibit 10.8

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of December 18, 2012 (this “Amendment”), amends the Credit Agreement, dated as of December 7, 2010 (as amended by Amendment No. 1 to Credit Agreement, dated as of December 5, 2011, and as further amended or otherwise modified from time to time, the “Credit Agreement”), by and among DTLR, INC., a Maryland corporation (“DTLR”), the other Borrowers (as defined in the Credit Agreement) party thereto, DTLR HOLDING, INC., a Delaware corporation (“Parent”), as a guarantor, LEVTRAN ENTERPRISES ACQUISITION, INC., a Delaware corporation (“Levtran Acquisition”, and together with Parent and each other Person (as defined in the Credit Agreement) that guarantees all or any portion of the Obligations (as defined in the Credit Agreement) from time to time, each a “Guarantor” and collectively, “Guarantors”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “Wells Fargo”), as administrative agent and collateral agent for itself, Documentation Agent (as defined below), L/C Issuer (as defined below) and other Lender Parties (as defined in the Credit Agreement) (in such capacities, together with its successors and assigns, in such capacities, if any, “Agent”), GOLUB CAPITAL LLC, a Delaware limited liability company formerly known as Golub Capital Management LLC (in its individual capacity, “Golub”), as documentation agent for the Lender Parties (as defined in the Credit Agreement) (in such capacity, together with its successors and assigns, in such capacity, if any, “Documentation Agent”), Wells Fargo, as L/C Issuer (in such capacity, together with its such successors and assigns, if any, “L/C Issuer”), Wells Fargo Capital Finance, LLC and Golub as co-bookrunners (in such capacity, each a “Co-Bookrunner” and collectively, the “Co-Bookrunners”) and the Lenders from time to time parties hereto.

Preamble

The Credit Parties (as defined in the Credit Agreement), the Lenders, the Agent and the Documentation Agent wish to amend the Credit Agreement.  Accordingly, the parties hereto hereby agree as follows:

1.              Definitions in this Amendment.  All capitalized terms used herein which are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2.              Amendment to Appendix A to the Credit Agreement (Definitions).

(a)                                 The following new definitions are hereby added to Appendix A to the Credit Agreement, in alphabetical order:

“‘Amendment No. 2’ means Amendment No. 2 to Credit Agreement, dated as of December 17, 2012, by and among the Credit Parties, the Lenders, the Agent and the Documentation Agent.”

“‘Amendment No. 2 Effective Date’ means the date Amendment No. 2 becomes effective in accordance with the terms and conditions set forth therein.”

(b)                                 Each of the following definitions set forth in Appendix A to the Credit Agreement are hereby amended and restated in its entirety, to read as follows:

“‘Term Loan A’ shall mean, collectively, the term loans made by Term Loan A Lenders to Borrowers on (i) the Closing Date pursuant to Section 2.2(a) in the aggregate original principal amount of Twenty Million Dollars ($20,000,000), (ii) on the Amendment No. 1 Effective Date pursuant to Section 2.2(a) (as amended by Amendment No.1) in the aggregate principal amount of Eight Million Dollars ($8,000,000), and (iii) on the Amendment No. 2 Effective Date pursuant to Section 2.2(a) (as amended by Amendment No. 2) in the aggregate principal amount of Twenty Six Million Eight Hundred Fifty Thousand Dollars ($26,850,000).”

“‘Term Loan A Cap’ shall mean, on any date of determination thereof, an amount equal to the result of (a) $54,850,000, plus (b) Protective Advances made by Documentation Agent, minus (c) the aggregate amount of all payments of the principal of the Term Loan A hereunder made since the Closing Date.”

(c)                                  Subclause (iii) of the definition of “Commitment” set forth in Appendix A to the Credit Agreement is hereby amended and restated in its entirety, to read as follows:

“(iii) (A) with respect to the Term Loan A made on the Closing Date, as to any Term Loan A Lender, the aggregate commitment of such Term Loan A Lender to fund its Pro Rata Share of the Term Loan A, as set forth on Schedule A (as in effect on the Closing Date) or in the most recent Lender Addition Agreement, if any, executed by such Term Loan A Lender, (B) with respect to the additional Term Loan A made on the Amendment No. 1 Effective Date, as to any Term Loan A Lender, the aggregate commitment of such Term Loan A Lender to fund its Pro Rata Share of the additional Term Loan A made on the Amendment No. 1 Effective Date, as set forth on Schedule A (as amended by Amendment No. 1) or in the most recent Lender Addition Agreement, if any, executed by such Term Loan A Lender, and (C) with respect to the additional Term Loan A made on the Amendment No. 2 Effective Date, as to any Term Loan A Lender, the aggregate commitment of such Term Loan A Lender to fund its Pro Rata Share of the additional Term Loan A made on the Amendment No. 2 Effective Date, as set forth on Schedule A (as amended by Amendment No. 2) or in the most recent Lender Addition Agreement, if any, executed by such Term Loan A Lender “

(d)                                 The definition of “Prepayment Fee” set forth in Appendix A to the Credit Agreement is hereby amended and restated in its entirety, to read as follows:

“‘Prepayment Fee’ shall mean, as of any date of determination, an amount equal to:

(i)                                     with respect to the Revolving Facility, (a) from the Closing Date through and including the date that is the first anniversary of the Closing Date, 1.0% of the Facility Cap, (b) from the next succeeding day through and including the date that is the second anniversary of the Closing Date, 0.5% of the Facility Cap, and (c) thereafter, zero; provided, that no such fee shall be payable in connection with an initial Public Offering of the Parent or any of its Subsidiaries if (x) such initial Public Offering occurs after the date that is nine months after the Closing Date, but prior to the date that is the second anniversary of the Closing Date or (y) Wells Fargo (or one of its Affiliates) is the agent under a new credit facility for the Parent and its Subsidiaries established concurrently with such initial Public Offering; and

(ii)                                  with respect to the Term Loan A, (a) during the period of time after the Amendment No. 2 Effective Date up to the date that is the first anniversary of the Amendment No. 2 Effective Date, 2.0% times the principal amount of the Term Loan A prepaid on such date (or required to be prepaid), (b) during the period of time after the first anniversary of the Amendment No. 2 Effective Date up to the date that is the second anniversary of the Amendment No. 2 Effective Date, 1.0% times the principal amount of the Term Loan A prepaid on such date (or required to be prepaid), and (c) at all times thereafter, zero; provided, that, in connection with the sale of a Borrower, Borrowers shall only be required to pay 50% of the prepayment fee that would otherwise be due payable in connection with such sale.”

3.              Amendment to Section 2.2(a) of the Credit Agreement (Term Loans).  Section 2.2(a) of the Credit Agreement is hereby amended and restated in its entirety, to read as follows:

“(a)                           Each Term Loan A Lender that had a Commitment to provide a Term Loan A on the Closing Date made its portion of the initial Term Loan A to the Borrowers on the Closing Date, which Term Loan A was, in the aggregate for all Term Loan A Lenders on the Closing Date, in the original principal amount of Twenty Million Dollars ($20,000,000).  Each Term Loan A Lender that had a Commitment to provide an additional Term Loan A on the Amendment No. 1 Effective Date made its portion of the additional Term Loan A to the Borrowers on the Amendment No. 1 Effective Date, which additional Term Loan A was, in the aggregate for all Term Loan A Lenders on the Amendment No. 1 Effective Date, in the original principal amount of Eight Million Dollars ($8,000,000).  As of the Amendment No. 2 Effective Date, prior to giving effect to any transactions contemplated to occur on such date, the aggregate outstanding principal amount of the Term Loan A is $25,950,000.  Subject to the terms and conditions set forth in this Agreement, on the Amendment No. 2 Effective Date, the Term Loan A Lenders with a Commitment to make an additional Term Loan A (as set forth on Schedule A, as such schedule is amended pursuant to Amendment No. 2) shall make an additional Term Loan A to the Borrowers in the amount of their respective Commitments to make the additional Term Loan A, which additional Term Loan A shall be, in the aggregate for all Term Loan A Lenders, in the original principal amount of Twenty Six Million Eight Hundred Fifty Thousand Dollars ($26,850,000).  On the Amendment No. 2 Effective Date, after giving effect to the additional Term Loan A to be made on such date, the aggregate outstanding principal amount of the Term Loan A is $52,800,000.  The Term Loan A is not a revolving credit facility and may not be drawn, repaid and redrawn and any repayments or prepayments of principal on the Term Loan A shall permanently reduce the Term Loan A.  The obligations of Term Loan A Lenders hereunder are several and not joint or joint and several.  Borrowers irrevocably authorize Agent and Term Loan A Lenders to disburse the proceeds of the additional Term Loan A on the Amendment No. 2 Effective Date in accordance with the applicable Borrowing Certificate.”

4.              Amendment to Section 2.9(b)(i) of the Credit Agreement (Term Loan Amortization).  Section 2.9(b)(i) of the Credit Agreement is hereby amended and restated in its entirety, to read as follows:

“(i)                               The outstanding principal of the Term Loan A shall be repayable as follows: (i) in four (4) consecutive quarterly installments, each in an amount equal to $250,000, on April 30, 2011, July 30, 2011, October 29, 2011, and January 28, 2012, followed by (ii) four (4) consecutive quarterly installments, each in an amount equal to $350,000, on April 28, 2012, July 28, 2012, October 27, 2012 and February 2, 2013, and (iii) thereafter, in consecutive quarterly installments, each in an amount equal to $660,000, commencing on May 4, 2013 and on the last day of each Fiscal Quarter thereafter prior to the Maturity Date.”

5.              Amendment to Section 2.9(e) of the Credit Agreement (Excess Cash Flow).  Section 2.9(e) of the Credit Agreement is hereby amended by adding the following sentence to the end of such Section:

“Notwithstanding anything to the contrary contained herein, Parent shall not be required to make any payment under this Section 2.9(e) with any portion of Excess Cash Flow for the Fiscal Year of the Parent ending February 2, 2013.”

6.              Amendment to Section 5.13 of the Credit Agreement (No Default; Solvency).  Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety, to read as follows:

“Section 5.13.  No Default; Solvency

No Default or Event of Default exists.  After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Advance under the Revolving Facility (including, without limitation, the Initial Advance), the funding of the Term Loans on the Closing Date, and the issuance, amendment, renewal, extension or other modification of each Letter of Credit, the Credit Parties, on a consolidated basis, are Solvent.  No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party.”

7.              Amendment to Section 6.6 of the Credit Agreement (Use of Proceeds).  The second paragraph in Section 6.6 of the Credit Agreement is hereby amended and restated in its entirety, to read as follows:

“Borrowers shall use the proceeds from the Term Loan A solely for the following purposes: (a) on the Closing Date, to refinance existing Indebtedness of Borrowers, including the entire Term Loan B and the entire Term Loan C, (b) on the Closing Date, to refinance a portion of the Original Term Loan D, (c) on the Amendment No. 1 Effective Date, to refinance the entire remaining amount of the Term Loan D, (d) on the Closing Date, to pay fees and expenses in connection with the transactions contemplated hereby, (e) on the Amendment No. 2 Effective Date, to (i) pay a dividend to the extent permitted under Section 7.5(e) (as amended by Amendment No. 2), (ii) to repay the Seller Subordinated Note, and (iii) to pay fees and expenses in connection with the transactions contemplated to occur on the Amendment No. 2 Effective Date, and (f) thereafter from time to time for the generation of Accounts, for the purchase of Inventory, other working capital purposes, Capital Expenditures and for payments from time to time owing to Agent, Documentation Agent, L/C Issuer and other Lender Parties under the Loan Documents and for any other general corporate purposes of Borrowers permitted by the Loan Documents and not otherwise prohibited by applicable law.”

8.              Amendment to Section 7.5(e) of the Credit Agreement (Restricted Payments).  Section 7.5(e) of the Credit Agreement is hereby amended and restated in its entirety, to read as follows:

“(e)                            on the Amendment No. 2 Effective Date, Parent, Levtran Acquisition and DTLR may make cash Distributions and/or pay cash dividends to Parent’s direct and indirect equity holders and certain members of management in an aggregate amount not to exceed $16,333,233;”

9.              Amendment to Section 7.5(g) of the Credit Agreement (Restricted Payments).  Section 7.5(g) of the Credit Agreement is hereby amended and restated in its entirety, to read as follows:

“(g)                            Parent, Levtran Acquisition and DTLR may pay as and when due and payable (i) the amounts permitted to be paid under the Management Services Agreement to the extent expressly permitted by the Management Services Agreement Subordination Agreement, (ii) a closing fee not in excess of $525,000, which fee (x) constitutes the fee payable pursuant to Section 4(a)(iii)(C) of the Management Services Agreement on account of the “Significant Transaction” (as defined in the Management Services Agreement) consisting of the Closing of this Agreement and the other Loan Documents, and (y) shall be payable on the Closing Date and (iii) a transaction fee not in excess of $402,750, which fee (x) constitutes the fee payable pursuant to the Management Services Agreement, and (y) shall be payable on the Amendment No. 2 Effective Date; and”

10.       Amendment to Section 7.10 of the Credit Agreement (Subordinated Debt).  Section 7.10(e) of the Credit Agreement is hereby amended and restated in its entirety, to read as follows:

“(e)                            Except as expressly permitted in the Seller Subordinated Note Subordination Agreement, the Credit Parties shall not (i) make any payment or distribution of any kind or character (whether in cash, securities, assets, by set-off or otherwise) on account of, or in respect of, the Seller Subordinated Note or (ii) amend, restate, replace, supplement or otherwise modify the Seller Subordinated Note; provided, that, the Credit Parties may repay in full the Indebtedness evidenced by the Seller

Subordinated Note, together with any accrued but unpaid interest, fees or other obligations in respect thereof, on the Amendment No. 2 Effective Date.”

11.       Amendment to Section 7.13 of the Credit Agreement (Store Openings; Store Closings.  Section 7.13(a) and Section 7.13(b) of the Credit Agreement are hereby amended and restated in their respective entireties, to read as follows:

“(a)                           [Intentionally omitted].

(b)                                 After the Amendment No. 2 Effective Date, without the prior written consent of Agent and Documentation Agent, Credit Parties will not, and will not permit their Subsidiaries to, enter into any new commitments to open any New Operating Unit if the Credit Parties do not already own or lease the land on which such New Operating Unit is to be developed (including without limitation entering into any lease, purchase agreement, construction contract or other agreement or arrangement relating to the acquisition, build-out or refurbishment of any property in connection with the opening or anticipated opening of a New Operating Unit), if at such time (a) a Default or Event of Default is then existing, (b) the Total Debt Leverage Ratio (as defined in Exhibit B-1) as at the end of the most recently ended Test Period is not less than the sum of (x) the maximum ratio set forth in the table in paragraph 1 of Exhibit B-1 opposite the corresponding Test Period minus (y) 0.20, (c) the Senior Debt Leverage Ratio (as defined in Exhibit B-1) as at the end of the most recently ended Test Period is not less than the sum of (x) the maximum ratio set forth in the table in paragraph 2 of Exhibit B-1 opposite the corresponding Test Period minus (y) 0.20, (d) Parent has not delivered to the Agent, Documentation Agent and each Lender a completed Compliance Certificate (attaching a schedule showing the calculations of the Total Debt Leverage Ratio and the Senior Debt Leverage Ratio) certified on behalf of Parent by a Responsible Officer and dated as of the last day of the most recently ended Fiscal Month, and (e) the Credit Parties have not received the prior written consent of Nike, Inc. (or one of its affiliates) to open such New Operating Unit.”

12.       Amendment to Section 1 of Exhibit B-1 to the Credit Agreement (Total Debt Leverage Ratio).  Exhibit B-1 to the Credit Agreement is hereby amended by deleting the table in Section 1 thereto and substituting the following table therefor:

“Date	Maximum Ratio
January 29, 2011	3.75:1.00
April 30, 2011	3.75:1.00
July 30, 2011	3.75:1.00
October 29, 2011	2.75:1.00
January 28, 2012	2.50:1.00
April 28, 2012	2.50:1.00
July 28, 2012	2.50:1.00
October 27, 2012	2.50:1.00
February 2, 2013	3.50:1.00
May 4, 2013	3.50:1.00

August 3, 2013	3.50:1.00
November 2, 2013	3.50:1.00
February 1, 2014	3.25:1.00
May 3, 2014	3.00:1.00
August 2, 2014	2.85:1.00
November 1, 2014	2.75:1.00
January 31, 2015	2.75:1.00
May 2, 2015	2.50:1.00
August 1, 2015	2.50:1.00
October 31, 2015	2.50:1.00”

13.       Amendment to Section 2 of Exhibit B-1 to the Credit Agreement (Senior Debt Leverage Ratio).  Exhibit B-1 to the Credit Agreement is hereby amended by deleting the table in Section 2 thereto and substituting the following table therefor:

“Date	Maximum Ratio
January 29, 2011	2.00:1.00
April 30, 2011	2.00:1.00
July 30, 2011	2.00:1.00
October 29, 2011	1.00:1.00
January 28, 2012	1.00:1.00
April 28, 2012	1.00:1.00
July 28, 2012	1.00:1.00
October 27, 2012	1.00:1.00
February 2, 2013	1.00:1.00
May 4, 2013	1.00:1.00
August 3, 2013	1.00:1.00
November 2, 2013	1.00:1.00
February 1, 2014	1.00:1.00
May 3, 2014	1.00:1.00
August 2, 2014	1.00:1.00
November 1, 2014	1.00:1.00
January 31, 2015	1.00:1.00
May 2, 2015	1.00:1.00
August 1, 2015	1.00:1.00
October 31, 2015	1.00:1.00”

14.       Amendment to Section 3 of Exhibit B-1 to the Credit Agreement (Minimum EBITDA).  Exhibit B-1 to the Credit Agreement is hereby amended by deleting the table in Section 3 thereto and substituting the following table therefor:

“Date	Minimum EBITDA
January 29, 2011	$10,750,000
April 30, 2011	$10,750,000

July 30, 2011	$10,750,000
October 29, 2011	$10,750,000
January 28, 2012	$10,750,000
April 28, 2012	$11,500,000
July 28, 2012	$11,500,000
October 27, 2012	$11,500,000
February 2, 2013	$15,000,000
May 4, 2013	$15,000,000
August 3, 2013	$15,000,000
November 2, 2013	$15,000,000
February 1, 2014	$15,000,000
May 3, 2014	$16,000,000
August 2, 2014	$16,000,000
November 1, 2014	$16,250,000
January 31, 2015	$16,250,000
May 2, 2015	$17,000,000
August 1, 2015	$17,000,000
October 31, 2015	$17,000,000	”

15.       Amendment to Section 4 of Exhibit B-1 to the Credit Agreement (Fixed Charge Coverage Ratio).  Exhibit B-1 to the Credit Agreement is hereby amended by deleting the table in Section 4 thereto and substituting the following table therefor:

“Date	Minimum Ratio
January 29, 2011	1.35:1.00
April 30, 2011	1.35:1.00
July 30, 2011	1.35:1.00
October 29, 2011	1.35:1.00
January 28, 2012	1.35:1.00
April 28, 2012	1.35:1.00
July 28, 2012	1.35:1.00
October 27, 2012	1.35:1.00
February 2, 2013	0.80:1.00
May 4, 2013	0.80:1.00
August 3, 2013	0.80:1.00
November 2, 2013	0.80:1.00
February 1, 2014	0.80:1.00
May 3, 2014	1.00:1.00
August 2, 2014	1.00:1.00
November 1, 2014	1.00:1.00
January 31, 2015	1.00:1.00
May 2, 2015	1.00:1.00
August 1, 2015	1.00:1.00
October 31, 2015	1.00:1.00”

16.       Amendment to Section 5 of Exhibit B-1 to the Credit Agreement (Capital Expenditures).  Exhibit B-1 to the Credit Agreement is hereby amended by deleting the table in Section 5 thereto and substituting the following table therefor:

“Date	Limitation
January 29, 2011	$2,750,000
January 28, 2012	$3,750,000
February 2, 2013	$4,500,000
February 1, 2014	$6,750,000
January 31, 2015	$6,750,000	”

17.       Amendment to Section 7 of Exhibit B-1 to the Credit Agreement (Defined Terms).  The definitions of “EBITDA” and “Fixed Charges” set forth in Section 7 of Exhibit B-1 to the Credit Agreement are hereby amended and restated in their respective entireties, to read as follows:

“‘EBITDA’ shall mean for the Credit Parties, on a consolidated basis, the sum, without duplication, of the following: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, (c) depreciation expense, (d) amortization expense, (e) all other non-cash and/or non-recurring charges and expenses approved by Agent and Documentation Agent, excluding accruals for cash expenses made in the ordinary course of business, (f) loss from any sale of assets, other than sales in the ordinary course of business, (g) fees payable under the Management Services Agreement, (h) the amount by which rent expense in accordance with GAAP exceeds cash rent expense, (i) prior owner compensation and benefits paid or accrued on or prior to the Closing Date, (j) advisory and consulting fees and expenses paid or accrued (including to prior owners and directors) on or prior to the Closing Date, (k) expenses incurred in connection with this Agreement, (l) non-cash charges related to management option plans, (m) interest and dividends on preferred stock, (n) fees and expenses incurred in connection with any sale of Capital Stock or an initial Public Offering of the Parent or its Subsidiaries, (o) non-recurring expenses, (p) bonus payments to management in an aggregate amount equal to $1,035,000 during the Fiscal Quarter ending October 27, 2012, (q) Distributions in respect of bonus payments to management in an aggregate amount equal to $190,000 on the Amendment No. 2 Effective Date, (r) fees and expenses incurred in connection with the transactions contemplated to occur on the Amendment No. 2 Effective Date in an amount not exceeding $1,000,000, less the sum of (x) gain from any sale of assets, other than sales in the ordinary course of business, plus (y) all non-cash and/or non-recurring income, approved by Agent and Documentation Agent, all of the foregoing determined in accordance with GAAP.”

“‘Fixed Charges’ shall mean the sum of the following for the Credit Parties on a consolidated basis: (a) Total Debt Service, (b) dividends and/or Distributions paid in cash to the stockholders, members or other equity holders of the Credit Parties (excluding any dividend or Distribution made on the Amendment No. 2 Effective Date), and (c) cash paid for stock repurchases, membership repurchases or other equity repurchases and/or redemptions. “

18.       Amendment to Exhibit C-1 to the Credit Agreement (Reporting Requirements).  Schedule C-1 to the Credit Agreement is hereby amended by deleting the table set forth therein and substituting the table set forth on Appendix I to this Amendment therefor.

19.       Amendment to Schedule A to the Credit Agreement (Term Loan A Commitments).  Schedule A to the Credit Agreement is hereby amended by deleting the table setting forth the Commitments of the Term Loan A Lenders and substituting the table set forth on Appendix II to this Amendment therefor.

20.       Representations and Warranties.  In order to induce the Agent, the Documentation Agent and the Lenders to enter into this Amendment, the Credit Parties hereby represent and warrant that:

(a)                                 No Default; Solvency.  As of the Amendment No. 2 Effective Date (defined below), both immediately prior to and after giving effect to the transactions contemplated hereunder to occur on the Amendment No. 2 Effective Date, (i) no Default or Event of Default has occurred or is continuing and (ii) the Credit Parties, on a consolidated basis, are Solvent.

(b)                                 Representations and Warranties True and Correct.  As of the Amendment No. 2 Effective Date, each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects before and after giving effect to the funding of the additional Term Loan A on the Amendment No. 2 Effective Date (except to the extent that (x) such representations and warranties relate solely to an earlier date in which case they are true and correct in all respects as of such earlier date and (y) such representations and warranties are already qualified by “Material Adverse Effect” or materiality, in which case they are true and correct in all respects).

(c)                                  Corporate Power, Etc.  Each Credit Party (a) has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Amendment.  The Credit Parties are entering into this Amendment in accordance with Section 10.4 of the Credit Agreement.

(d)                                 No Conflict.  The execution, delivery and performance by the Credit Parties of this Amendment will not (a) violate any applicable law, statute, rule, regulation, ordinance or tariff, or any order, injunction, writ or decree of any Governmental Authority binding on any such Credit Party or any of their respective Properties, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any such Credit Party, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Credit Party, (d) violate any provisions of the Organizational Documents of any such Credit Party, or (e) require any unobtained approval of any such Credit Party’s interestholders or any unobtained approval or consent of any Person under any material contractual obligation of any such Credit Party.

(e)                                  Binding Effect.  This Amendment has been duly executed and delivered by the Credit Parties and constitutes the legal, valid and binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

21.                               Conditions Precedent.  This Amendment shall be effective immediately on the first date upon which the parties hereto have fulfilled, in a manner satisfactory to the Agent, the Documentation Agent and the Lenders, all of the following conditions precedent set forth in this Section (such date being the “Amendment No. 2 Effective Date”):

(a)                                 Execution of the Amendment.  Each of the parties hereto shall have executed an original counterpart of this Amendment and shall have delivered (including by way of facsimile transmission or other electronic transmission, with originals to follow by overnight mail) the same to the Agent and the Documentation Agent.

(b)                                 Execution of a Flow of Funds Letter.  Each of the Credit Parties, the Agent and the Documentation Agent shall have executed an original counterpart of a flow of funds letter (the “Flow of Funds Letter”), in form and substance satisfactory to the Agent and the Documentation Agent, which shall provide, among other things, for the payment in full of the Indebtedness evidenced by the Seller Subordinated Note and all obligations related thereto.

(c)                                  Seller Subordinated Note Payoff Letter.  The Borrowers shall have delivered to the Agent and the Documentation Agent a payoff letter, in form and substance satisfactory to the Agent and the Documentation Agent, with respect to the outstanding Indebtedness evidenced by the Seller Subordinated Note and all obligations related thereto.

(d)                                 Payment of Structuring Fee.  The Borrowers shall have paid to the Documentation Agent, for the sole account of the Documentation Agent, a non-refundable structuring fee in an amount equal to $268,500, which shall be deemed fully earned when paid.

(e)                                  Payment of Closing Fee.  The Borrowers shall have paid to the Documentation Agent, for the benefit of the Term Loan A Lenders that are providing the additional Term Loan A on the Amendment No. 2 Effective Date, a non-refundable closing fee in an amount equal to $268,500, which shall be deemed fully earned when paid.

(f)                                   Delivery of Opinions. Agent and Documentation Agent shall have received written legal opinions of Dechert LLP and Whiteford, Taylor & Preston L.L.P., counsel for the Credit Parties, in each case as to such matters as Agent and Documentation Agent may request and in form and substance satisfactory to Agent and Documentation Agent.

(g)                                  Consents. Agent and Documentation Agent shall be satisfied with all corporate and other proceedings, documents, instruments and other legal matters (including, without limitation, authorization of the Borrowers to enter into this Amendment) in connection with the transactions contemplated by this Amendment.

(h)                                 Solvency Certificate.  Agent and Documentation Agent shall have received a certificate of a Responsible Officer of each Credit Party, in form and substance satisfactory to Agent and Documentation Agent (a “Solvency Certificate”), certifying that the Credit Parties, on a consolidated basis, are Solvent after giving effect to the transactions contemplated to occur on the Amendment No. 2 Effective Date.

(i)                                     No Revolving Loans.  As of the Amendment No. 2 Effective Date, and after giving effect to the transactions contemplated by this Amendment (including, without limitation, the payment of any fees and expenses owing hereunder), there shall be no outstanding Revolving Loans.

(j)                                    Payment in Full of Seller Subordinated Note.  As of the Amendment No. 2 Effective Date, after giving effect to the additional Term Loan A to be made on the Amendment No. 2 Effective Date, the Indebtedness evidenced by the Seller Subordinated Note and all obligations related thereto shall have been paid in full.

(k)                                 Total Debt Leverage Ratio.  Agent and Documentation Agent shall have received a certificate executed by a Responsible Officer of each Credit Party, in form and substance satisfactory to Agent and Documentation Agent, certifying that as of the Amendment No. 2 Effective Date, after giving effect to the additional Term Loan A to be made on the Amendment No. 2 Effective Date, the Total Debt Leverage Ratio of the Credit Parties on a consolidated basis is not greater than 3.00 to 1.00.

(l)                                     Consolidated Unaudited Financial Statements.  Agent and Documentation Agent shall have received copies of the Credit Parties’ consolidated unaudited financial statements (together with the related materials described in clause (a)(ii) of Exhibit C-1 to the Credit Agreement) for the most recent monthly period available (which in no event will be more than 30 days after the most recent calendar month ended as of the Amendment No. 2 Effective Date), in form and substance satisfactory to Agent and Documentation Agent, and certified by a Responsible Officer of the Parent as complying with the representations and warranties set forth in Section 5.9 of the Credit Agreement and otherwise complying with the requirements of clause (a)(ii) of Exhibit C-1 to the Credit Agreement.

(m)                             No Material Adverse Effect.  Agent and Documentation Agent shall be satisfied that since January 28, 2012, there has been no event or condition which would constitute a Material Adverse Effect or which would reasonably be expected to result in a Material Adverse Effect.

(n)                                 Representations and Warranties.  As of the Amendment No. 2 Effective Date, the representations and warranties set forth in Section 20 hereof shall be true and correct.

22.                               Post Closing Covenant; Payment of Amendment Fee.  The Borrowers shall pay to the Agent, for the sole account of Wells Fargo, a non-refundable amendment fee in an amount equal to $25,000, which fee shall be deemed fully earned on the Amendment No. 2 Effective Date, but shall be payable on January 2, 2013.  The Borrowers hereby authorize the Agent to make an Advance on January 2, 2013 to pay such fee.

23.                               Waiver; Consent.  Subject to the terms and conditions set forth herein, the Agent, the Documentation Agent and the Required Lenders hereby (i) waive the thirty (30) Business Day notice requirement set forth in Section 7.9(a) of the Credit Agreement in connection with the proposed amendment to the by-laws of DTLR to be entered into on or about the Amendment No. 2 Effective Date, and (ii) hereby consent, notwithstanding anything to the contrary set forth in Section 7.10(b) of the Credit Agreement, to the amendment and restatement of the Management Services Agreement on or about the Amendment No. 2 Effective Date, in the form attached as Exhibit A hereto.  The foregoing waiver and consent shall not constitute (a) except as expressly set forth herein, a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, (b) except as expressly set forth herein, a waiver of, or consent to, any other breach of, or any other Event of Default under, the Credit Agreement or any other Loan Document, (c) any course of dealing or other basis for altering any obligation of the Credit Parties or any right, privilege or remedy of the Agent, the Documentation Agent, the Lenders or the other Lender Parties under the Credit Agreement or any other Loan Document, or (d) except as expressly set forth herein, a waiver, release or limitation upon the exercise by any Agent or any Lender of any of its rights, legal or equitable, under the Credit Agreement, the other Loan Documents and applicable law, all of which are hereby reserved.

24.                               Miscellaneous.

(a)                                 Continuing Effect.  Except as specifically provided herein (i) the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects; it is understood and agreed by the parties hereto that this Amendment constitutes a Loan Document and all references in any Loan Documents on and after the Amendment No. 2 Effective Date to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment and (ii) to the extent that any such Loan Document purports to assign or pledge to the Agent, or to grant to the Agent, a Lien on any collateral as security for the Obligations of the Borrowers or any other Credit Party from time to time existing in respect of the Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.

(b)                                 No Waiver; Reservation of Rights.  This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification or amendment of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein.  Notwithstanding anything contained in this Amendment to the contrary, the Agent, the Documentation Agent and the other Lender Parties expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default (other than as set forth herein).

(c)                                 Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW

PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(d)                                 Severability.  The provisions of this Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Amendment in any jurisdiction.

(e)                                  Counterparts.  This Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic transmission shall be equally effective as delivery of a manually executed counterpart.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.  The foregoing shall apply to each other Loan Document mutatis mutandis.  A complete set of counterparts shall be lodged with each of the Borrower Funds Administrator and the Documentation Agent.

(f)                                   Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(g)                                  Binding Effect; Assignment.  This Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Documentation Agent, the Agent and the other Lender Parties and their respective successors and assigns.

(h)                                 Expenses.  Without limiting their obligations under Section 12.7 of the Credit Agreement, the Credit Parties agree that they will pay the Agent and the Documentation Agent upon demand for all reasonable expenses, including reasonable fees of attorneys and paralegals for the Agent and the Documentation Agent (who may be employees of the Agent or the Documentation Agent), incurred by the Agent or the Documentation Agent in connection with the preparation, negotiation, execution and delivery of this Amendment and any document required to be furnished herewith.

(i)                                     Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(j)                                    Release.  The Credit Parties hereby acknowledge and agree that no Credit Party has, as of the date of this Amendment, any defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to repay the obligations or to seek affirmative relief or damages of any kind or nature from Agent, Documentation Agent, the Lenders or the other Lender Parties.  The Credit Parties hereby voluntarily and knowingly release and forever discharge Agent, Documentation Agent, the Lenders, the other Lender Parties and each of their respective predecessors, agents, employees, attorneys, successors and assigns (collectively, the “Released Parties”) from all possible claims, demands, actions, causes of action, damages, costs, expenses and liabilities whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent or conditional, or at law or in equity, in any case originating in whole or in part on or before the date this Amendment is executed that any Credit Party may now or hereafter have against the Released Parties, if any, irrespective of whether any such claims arise out of contract, tort, violation of law or regulations, or otherwise, and that arise from any Loans, the exercise of any rights and remedies under the Credit Agreement or other Loan Documents, and/or negotiation for and execution of this Amendment, including, without limitation, any contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:	DTLR, INC.

	By:	/s/ Glenn Gaynor
Name: Glenn Gaynor
Title: President

GUARANTORS:	DTLR HOLDING, INC.

	By:	/s/ Glenn Gaynor
Name: Glenn Gaynor
Title: President

LEVTRAN ENTERPRISES ACQUISITION, INC.

	By:	/s/ Glenn Gaynor
Name: Glenn Gaynor
Title: President

AGENT AND REVOLVING LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Emily Abrahamson
Name: Emily Abrahamson
Title: Authorized Signatory

DOCUMENTATION AGENT:	GOLUB CAPITAL LLC

	By:	/s/ Gregory w. Cashman
Name: Gregory W. Cashman
Title: Senior Managing Director

TERM LOAN A LENDER:	GC SBIC IV, L.P.

By: GC SBIC IV - GP, LLC, its General Partner

	By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Manager

TERM LOAN A LENDER:	LEG PARTNERS III SBIC, L.P.

By: Golub PS-GP, LLC, its General Partner

	By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Vice President

TERM LOAN A LENDER:	GC 2009 MEZZANINE PARTNERS, L.P.

By: GC Advisors LLC, its Manager

	By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Senior Managing Director

TERM LOAN A LENDER:	GC PARTNERS INTERNATIONAL LTD.

By: GC Investment Management LLC, its Manager

	By:	/s/ Kevin P. Falvey
Name: Kevin P. Falvey
Title: Authorized Signatory

TERM LOAN A LENDER:	GOLUB CAPITAL BDC 2010-1 LLC

By: GC Advisors LLC, its Collateral Manager

	By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Senior Managing Director

TERM LOAN A LENDER:	GC FINANCE OPERATIONS LLC

By: GC Advisors LLC, its Manager

	By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Senior Managing Director

TERM LOAN A LENDER:	GOLUB CAPITAL BDC FUNDING LLC

By: GC Advisors LLC, its Manager

	By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Senior Managing Director

Exhibit A

Amended and Restated Management Services Agreement

Amended and Restated Management Services Agreement, dated as of [                      ], 2012 (this “Agreement”), among:

(i)                                     DTLR Holding, Inc. (f/k/a Levtran Enterprises Holding, Inc.), a Delaware corporation (“DTLR Holding”), Levtran Enterprises Acquisition, Inc., a Delaware corporation (“Levtran Acquisition”), and DTLR, Inc. (f/k/a Levtran Enterprises, Inc.), a Maryland corporation (“DTLR”) (DTLR Holding, Levtran Acquisition and DTLR are herein, individually and collectively, referred to as the “Company”); and

(ii)                                  Bruckmann, Rosser, Sherrill & Co., LLC, a Delaware limited liability company (“BRS”).

Recitals

A.                                    The Company retains BRS to provide business and organizational strategy, financial and investment management, and merchant and investment banking services, to the Company upon the terms and conditions hereinafter set forth, and BRS remains willing to undertake such obligations.

B.                                    The parties hereto hereby amend and restate the Management Services Agreement, dated as of October 20, 2005 (the “Initial Date”), among DTLR Holding, Levtran Acquisition, DTLR and BRS to reflect certain changes in accordance with Section 10 thereof and Section 2.11 of the Securities Holders Agreement, dated as of October 20, 2005 (the “Securities Holders Agreement”), among DTLR Holding, Bruckmann, Rosser, Sherrill & Co II, L.P., the individuals identified therein as the “Management Investors” and the individuals identified therein from time to time as “Incentive Securities Holders.

Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.                                      Appointment.  The Company hereby engages BRS, and BRS hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Company as described in Section 3 hereof.

2.                                      Term.

(a)                                 The term of this Agreement (the “Term”) shall be for an initial term expiring ten years after the Initial Date (the “Initial Term”). Such term shall be renewed automatically for additional one-year terms thereafter (each, an “Extension Term”) unless BRS or the Company shall give notice in writing within 90 days before the expiration of the Initial Term or any such Extension Term of its desire to terminate this Agreement.

(b)                                 The Term shall terminate automatically upon the consummation of any Significant Transaction described in clause (B) of Section 3(a)(ii), provided that the fee required to be paid pursuant to clause (B) of Section 4(a)(iii) is paid by the Company on the date on which such Significant Transaction is consummated (a “Significant Transaction Closing Date”).

(c)                                  The provisions of Section 5 and such other provisions of this Agreement as the context so requires shall survive the termination of this Agreement.

3.                                      Services.

(a)                                 (i)                                     BRS shall provide the Company with consulting advice and services with respect to business and organizational strategy, financial and investment management and merchant and investment banking as the Company may reasonably request from time to time, as well as in connection with the closing of the transactions under the Agreement and Plan of Merger dated as of the Initial Date (the “Agreement and Plan of Merger”) among DTLR Holding, Levtran Acquisition, LEI Merger, DTLR and the “Levtran Stockholders” to which reference is made therein (collectively, the “Basic Services”).

(ii)                                  In the event that the Company or its respective stockholders or any Subsidiary (as defined in the Securities Holders Agreement) of the Company shall engage in any of the following (each, a “Significant Transaction”):

(A)                               any acquisition of any business or company, or substantially all of the assets of, or the material assets of, any business or company;

(B)                               any sale of the Company or any Subsidiary of the Company (whether by merger, consolidation, recapitalization, sale of substantially all of the assets of the Company or any Subsidiary of the Company or the sale of a majority of the outstanding capital stock of the Company or any Subsidiary of the Company, including without limitation any sale by the existing stockholders of the Company of shares representing a majority of the capital stock of the Company outstanding); any public offering by the Company or any Subsidiary of the Company of equity securities; or

(C)                               any public offering by the Company or any Subsidiary of the Company of debt securities or any offering pursuant to Rule 144A or Regulation S under the Securities Act of 1933 or private placement (including under Regulation D under the Securities Act of 1933) by the Company or any Subsidiary of the Company of equity or debt securities, including without limitation any of the foregoing in which BRS or its Affiliates (as defined in the Securities Holders Agreement) may be investors, purchasers or lenders; or any debt or other financing by the Company or any Subsidiary of the Company (other than the financing entered into by the Company on the Initial Date in connection with the transactions under the Agreement and Plan of Merger), including without limitation any of the foregoing in which BRS or its Affiliates may be investors, purchasers or lenders;

BRS shall provide the Company with consulting advice and services with respect thereto as the Company may reasonably request from time to time (“Significant Transaction Services”).

(iii)                               Basic Services and Significant Transaction Services are herein together referred to as “Services”.

(b)                                 The Company will use the Services of BRS and BRS will make itself available for the performance of the Services upon reasonable notice. BRS will perform the

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Services at the times and places reasonably requested by the Company to meet its needs and requirements, taking into account other engagements that BRS may have.

(c)                                  Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”: (i) accounting services rendered to the Company or BRS by an independent accounting firm or accountant (i.e., an accountant who is not an employee of BRS); (ii) legal services rendered to the Company or BRS by an independent law firm or attorney (i.e., an attorney who is not an employee of BRS); and (iii) actuarial services rendered to the Company or BRS by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of BRS).

4.                                      Compensation and Reimbursement.

(a)                                 As consideration payable to BRS or any of its Affiliates for providing the Services to the Company, the Company shall pay to BRS fees as follows:

(i)                                     Closing Fee. The Company shall pay to BRS on the Initial Date a fee in cash in the amount of $1.5 million (the “Closing Fee”).

(ii)                                  Annual Fees for Basic Services. The Company shall pay to BRS the following fees in respect of Basic Services (such fees to be payable whether or not the Company shall have requested Basic Services regardless of the level or amount of Basic Services requested by the Company):

(A)                               for the period commencing on the Initial Date and ending on December 31, 2005 (the “Interim Period”), an amount (the “Interim Period Fee”) equal to the greater of: (1) the product of $250,000 and a fraction, the numerator of which shall be the number of days in the Interim Period and the denominator of which shall be 365, or (2) 2.5% of the “EBITDA” of the Company (as such term is defined in the Credit Agreement, dated as of October 20, 2005 (the “Credit Agreement”), by and among DTLR and each of its subsidiaries party to the Credit Agreement as borrowers (each, a “Borrower” and collectively, the “Borrowers”, and together with DTLR Holding and Levtran Acquisition as the “Guarantors”, each individually, a “Credit Party” and collectively, the “Credit Parties”), the Guarantors, CapitalSource Finance LLC, as administrative agent and collateral agent for itself, Documentation Agent (as defined below) and the “Lenders” identified therein (in such capacities, together with its successors and assigns in such capacities, if any, “Agent”) and Golub Capital Incorporated, as documentation agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, “Documentation Agent”), and the Lenders; such agreement as amended, restated, replaced, supplemented, extended, renewed, refinanced, rolled-over, refunded or otherwise modified from time to time, the “Senior Credit Agreement”) for the Interim Period; such amount to be payable as of the Initial Date (such payment on the Initial Date, if based on subclause (A)(2), to be calculated based on the EBITDA of the Company projected for the Interim Period);

(B)                               for each fiscal year commencing after the Initial Date, an amount (the “Annual Fee”) equal to the greater of (1) $250,000 or (2) 2.5% of the

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EBITDA of the Company for such fiscal year; such amount to be payable in advance in semi-annual installments (each such installment to be the greater of: (x) $125,000 or (y) 2.5% of the EBITDA of the Company projected for the six-month period commencing on the Fee Payment Date) on the first day of each January and July (a “Fee Payment Date”) of each such fiscal year, commencing on January 1, 2006; however, in the event of the termination of the Term pursuant to Section 2(b), any Annual Fee for the fiscal year in which such Significant Transaction shall occur shall be prorated through the Significant Transaction Closing Date; and

(C)                               the amount of each such payment or installment under subclause (A) or subclause (B) is to be estimated (for purposes of payment on the Initial Date or on any Fee Payment Date, as the case may be) based on a current budget of the Company to be approved by the Board of Directors of the Company; however, the actual amount owed with respect to the Interim Period or any full fiscal year shall be finally determined on or before the earlier of (1) the 60th day following the end of the Interim Period or each such fiscal year or (2) the 15th day following the preparation of the audited financial statements of the Company for the Interim Period or such fiscal year (as the case may be); and if the actual amount determined to be owed for the Interim Period or any such full fiscal year differs from the amount of the Interim Period Fee or the Annual Fee theretofore paid (or accrued) with respect to the Interim Period or such fiscal year, (x) any additional amount owed to BRS shall be promptly paid to BRS (or, if the current payment of the Interim Period Fee or the Annual Fee is then prohibited as hereinafter provided, shall be accrued as of the Initial Date in the case of the Interim Period Fee or, in the case of an Annual Fee, as of February 1 of the fiscal year with respect to which the final determination has been made), and (y) any amount theretofore paid by the Company in excess of the finally determined Interim Period Fee or Annual Fee for such fiscal year to be credited against the amount of the Annual Fee payable on the next Fee Payment Date (or, if the current payment of the Interim Period Fee or the Annual Fee was prohibited as hereinafter provided, an adjustment in the accrual therefor shall be appropriately made).

Notwithstanding the foregoing, the Company shall not be required to make any current payment of the Interim Period Fee or the Annual Fee if and for so long as the Company is prohibited from paying any portion of the Annual Fee due to restrictive covenants contained in the Senior Credit Agreement or under any subordination agreement entered into by BRS with the lenders or their agents under the Credit Agreement (all of the foregoing being herein referred to as “Senior Credit Agreement Restrictions”); provided that the Interim Period Fee or the Annual Fee shall continue to accrue with interest calculated at the rate of 12% per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) (the “Applicable Rate”), and compounded as of the Initial Date in the case of the Interim Period Fee or as of each Fee Payment Date in the case of any Annual Fee if not paid, and shall become payable immediately upon the earlier of: (A) the Company being no longer prohibited under the Senior Credit Agreement from making the payment currently of the Interim Period Fee or the Annual Fee and interest thereon (including without limitation any portion thereof which has accrued and remains unpaid); (B) the occurrence of any payment acceleration, prior to scheduled maturity date, of the obligations of the Company under the Senior Credit Agreement; (C) the payment in full in cash of all outstanding obligations of the Company under the Senior Credit Agreement and the

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termination of all commitments, letters of credit and other obligations under documents executed in connection therewith; (D) the occurrence of any “Insolvency Event” (as defined in the Senior Credit Agreement) with respect to the Company; (E) the end of the Term; or (F) any Significant Transaction. Also, interest shall accrue (and shall compound as aforesaid) and be payable by the Company on the Interim Period Fee or the Annual Fee, until paid, if and to the extent that the Interim Period Fee or the Annual Fee is not paid for any other reason after the Initial Date.

(iii)                               Fees for Significant Transactions. In the event that the Company shall engage in any Significant Transaction, the Company shall pay to BRS a fee, in respect of any Significant Transaction Services (such fees to be payable whether or not the Company shall have requested Significant Transaction Services and regardless of the level or amount of Significant Transaction Services requested by the Company), equal to the following:

(A)                               in the case of any Significant Transaction described in clause (A) of Section 3(a)(ii) hereof, or at the election of BRS in the case of any Significant Transaction described in clause (B) of Section 3(a)(ii) hereof, 1.5% of the greater of the assumed aggregate enterprise value of the subject of such Significant Transaction or the total consideration (including the fair market value of any non-cash consideration) received by the seller(s) in any such Significant Transaction;

(B)                               in the case of any Significant Transaction described in clause (B) of Section 3(a)(ii) hereof (other than in the case of any Significant Transaction with respect to which the provisions of clause (A) immediately above are applicable), the product of (x) the greater of $250,000 or 2.5% of the EBITDA of the Company for the 12-month period ending with the fiscal month immediately preceding the Significant Transaction Closing Date and (y) the number of years or fraction thereof remaining in the then applicable Initial Term or the Extension Term from and after the Significant Transaction Closing Date; or

(C)                               in the case of any Significant Transaction described in clause (C) of Section 3(a)(ii) hereof, 1.5% of the greater of the aggregate gross proceeds derived by the issuer or borrower in, or the aggregate borrowing commitments obtained by the issuer or borrower under, any such Significant Transaction.

Any fee payable pursuant to this Section 4(a)(iii) shall be payable on the date on which such Significant Transaction is consummated.

(b)                                 In addition to the payments required under Section 4(a) hereof, the Company shall, at the direction of BRS, pay directly or reimburse BRS for Out-of-Pocket Expenses (as hereinafter defined). For purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean, the reasonable amounts incurred by BRS and/or its personnel in connection with the Services, including without limitation the following: (i) fees and disbursements of any independent professionals and organizations, including, without limitation, independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants; (ii) costs of any outside services of independent contractors such as financial printers, couriers, business publications or similar services; and (iii) transportation, per diem, telephone calls, entertainment and all other reasonable expenses actually incurred by BRS in

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rendering the Services. All direct payments and reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by BRS to the Company of a statement in connection therewith.

5.                                      Indemnification; Liability.

(a)                                 The Company will indemnify and hold harmless BRS and its officers, directors, principals, partners, members, employees, agents, representatives and Affiliates (each being an “Indemnified Party”) from and against any and all losses, claims, actions, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party, of the Services or other matters referred to or contemplated by this Agreement, and the Company will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the willful misconduct of such Indemnified Party. The reimbursement and indemnity obligations of the Company under this Section 5 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliate of BRS and the stockholders, officers, directors, principals, partners, members, employees, agents, representatives, affiliates and controlling persons (if any), as the case may be, of BRS and any such Affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, BRS, any such Affiliate and any such person. The provisions of this Section 5 shall survive the termination of this Agreement.

(b)                                 Neither BRS nor any of its Affiliates, partners, employees or agents shall be liable to the Company or its Subsidiaries or Affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of the Services contemplated by this Agreement unless BRS or such person engaged in willful misconduct. BRS shall not engage in the active management of the Company and shall render only advisory services to the Company; and the management of the Company or its business, operations, affairs and assets shall be conducted solely and exclusively by the Board of Directors and the officers of the Company, and BRS shall have no liability for the management of the Company or its business, operations, affairs and assets.

6.                                      Independent Contractors.  Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. BRS shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of BRS or any of its Affiliates, officers, directors,

6

partners, employees or agents, including without limitation in any of their respective capacities as stockholder or directors of the Company.

7.                                      Notices.  Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.

To the Company: DTLR, Inc. [7455-N New Ridge Road Hanover, Maryland 21076 Attention: President Facsimile No.: 410-850-5915](1)

To BRS:	With a copy to (which shall not constitute notice to BRS):

Bruckmann, Rosser, Sherrill & Co., LLC 126 East 56th Street, 29th Floor New York, New York 10022 Attention: Bruce C. Bruckmann Rashad A. Rahman Facsimile No.: (212) 521-3799	Dechert LLP 1095 Avenue of the Americas New York, New York 10036 Attention: Derek M. Winokur, Esq. Facsimile No.: (212) 698-3599

8.                                      Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by any party hereto, except that (i) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another corporation which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that corporation and (ii) BRS may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by Bruce Bruckmann, Harold O. Rosser II, Stephen C. Sherrill, Thomas Baldwin and/or Paul Kaminski, provided that any such assignee shall have agreed in writing to be bound by the provisions of the Senior Credit Agreement Restrictions. Any attempted transfer or assignment in violation of this Section 8 shall be void.

9.                                      Permissible Activities.  Nothing herein shall in any way preclude BRS or its Affiliates or its respective officers, directors and partners from engaging in any business activities or from performing services for its or their own account or for the account of others,

(1)                                 To be confirmed.

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including, without limitation, companies which may be in competition with the business conducted by the Company.

10.                               General.  No amendment or waiver of any provision of this Agreement, or consent to any departure by any party from any such provision, shall in any event be effective unless the same shall be in writing and signed by each of the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver of any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

11.                               Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

12.                               Section Headings; Counterparts.  The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.                               Governing Law; Consent to Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 7.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.                               Obligations of the Company.  The obligations of DTLR Holding, Levtran Acquisition and DTLR under this Agreement shall be joint and several.

[Signature Page Follows]

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In witness whereof, the parties hereto have signed this Agreement as of the day and year first above written.

DTLR HOLDING, INC. (f/k/a Levtran Enterprises Holding, Inc.)		LEVTRAN ENTERPRISES ACQUISITION, INC.

By:
By:			Name:
	Name:		Title:
Title:

DTLR, INC. (f/k/a Levtran Enterprises, Inc.)		BRUCKMANN, ROSSER, SHERRILL & CO., LLC

By:		By:
	Name:		Name:
	Title:		Title:

[Signature Page to Management Services Agreement]

Appendix I

See attached.

Exhibit C-1

Reporting Requirements

(a)           Financial Reports.  The Credit Parties shall furnish to Agent, Documentation Agent and each Lender:

(i)            as soon as available and in any event within one hundred and twenty days (120) calendar days after the end of each Fiscal Year of Parent and its Subsidiaries, audited consolidated and consolidating financial statements of Parent and its Subsidiaries, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such Fiscal Year and the related consolidated and consolidating statements of income, retained earnings and cash flows and owners’ equity for such Fiscal Year, setting forth in each case in comparative form (x) the corresponding figures for the immediately preceding Fiscal Year and (y) the corresponding figures for Fiscal Year set forth in the projections delivered pursuant to paragraph (d) below, all in reasonable detail and prepared in accordance with GAAP, which financial statements shall be prepared by and accompanied by a certificate and an opinion of an Independent Accounting Firm (which opinion shall be without (1) a “going concern” qualification, (2) any qualification or exception as to the scope of such audit and (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.1), and which certificate shall (A) state that such financial statements are complete and correct and fairly present fairly in all material respects the financial position and results of operations of Parent and its Subsidiaries for the periods indicated in accordance with GAAP applied on a basis consistent with prior years and (B) set forth the calculations necessary to establish whether or not the Credit Parties were in compliance with the covenants contained in Section 7.1 as of the date of such statements.

(ii)           as soon as available and in any event within thirty (30) calendar days after the end of each Fiscal Month, unaudited consolidated and consolidating financial statements of Parent and its Subsidiaries consisting of a balance sheet and statements of income, retained earnings and cash flows and owners’ equity as of the end of such Fiscal Month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such month, setting forth in each case in comparative form (x) the figures for the corresponding date or period of the immediately preceding Fiscal Year and (y) the figures for the corresponding date or period set forth in the projections delivered pursuant to paragraph (d) below, all in reasonable detail and all certified on behalf of Parent by a Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP applied on a basis consistent with prior years, the financial position and the results of operations of Parent and its Subsidiaries, subject to normal year-end adjustments (including, without limitation, with respect to cash rent reporting) and the absence of footnote disclosure.

All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to normal year-end adjustments and the absence of footnote disclosure).  With each delivery of annual financial statements and monthly financial statements (for those months which are the final month of a Fiscal Quarter of Parent and its Subsidiaries), Parent also shall deliver to Agent, Documentation Agent and each Lender a completed Compliance Certificate certified on behalf of Parent by a Responsible Officer.

On or prior to the fifteenth (15th) Business Day of each Fiscal Month (each, a “Specified Month”), Borrowers shall deliver to Agent, Documentation Agent and each Lender a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month (which Borrowing Base Certificate shall reflect the Appraised Value of Eligible Inventory in effect with respect to such Specified Month), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of Borrower Funds Administrator, accompanied by a separate detailed aging and categorization of Borrowers’ accounts payable and such other supporting documentation with respect to the figures and information in the Borrowing Base Certificate as Agent or Documentation Agent shall reasonably request; provided that at any time that Excess Availability is less than thirty percent (30%) of the Facility Cap, such Borrowing Base Certificate and related materials shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday.

(b)           Other Materials.  The Credit Parties shall furnish to Agent, Documentation Agent and Lenders:

(i)            concurrently with the delivery of annual financial statements and monthly financial statements (for those months which are the Final Month of a Fiscal Quarter of Parent and its Subsidiaries) pursuant to clauses (a)(i) and (a)(ii) above:

(1)           a report listing and describing material details about any and all new Material Contracts and real estate leases (including any amendments to existing Material Contracts and real estate leases) entered into by any Credit Party during the preceding Fiscal Year or quarter;

(2)           an operating and management report for the Credit Parties, on a consolidated basis, signed by a Responsible Officer of Parent, which includes (A) a detailed comparison of the actual year-to-date operating results against (x) the projected operating budget delivered hereunder for the current or prior Fiscal Year and (y) the actual operating results for the same period during the prior Fiscal Year, in each case inclusive of profit and loss statements, together with a written explanation of any material variances and (B) a copy of any statement furnished to the Board of Directors or the stockholders of Parent describing the operations and financial condition of the Credit Parties for the quarter and portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements) (it being understood that such statement shall be

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furnished to the Board of Directors or the stockholders of Parent on a quarterly basis);

(ii)           concurrently with the delivery of monthly financial statements pursuant to clause (a)(ii) above, the monthly store reporting package as prepared by the Credit Parties in the form previously generated by the Credit Parties;

(iii)          within thirty (30) days of the end of each Fiscal Quarter of Parent for such Fiscal Quarter then ended:

(1)           purchases and accounts payable analysis report, (together with account payable aging) for each Credit Party, in Agent’s format;

(2)           Inventory summary by Store location;

(3)           Inventory summary by department; and

(4)           Inventory certificate in Agent’s format;

(5)           Reconciliation of the stock ledger to the general ledger and the calculation of Availability;

(6)           Gross Margin Reconciliation; and

(7)           Statement of Store Activity in Agent’s format;

provided that if at any time during any Fiscal Month of Parent, the sum of the Letter of Credit Usage and the principal balance of Advances then outstanding exceeds $1,000,000, then the Credit Parties shall furnish to Agent, Documentation Agent and each Lender the items described in this clause (iii) within thirty (30) days following the end of such Fiscal Month for such Fiscal Month then ended;

(iv)          with reasonable promptness, all forms and information required or requested by the U.S. Small Business Administration as a result of any Lender being a Small Business Investment Company; and

(v)           as soon as available and in any event within five (5) Business Days after the preparation, receipt or issuance thereof or request by Agent, Documentation Agent, L/C Issuer or any Lender therefor, as applicable:

(1)           copies of any reports submitted to the Credit Parties by their Independent Accounting Firm in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such Independent Accounting Firm; and

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(2)           such additional information, documents, statements, reports and other materials as Agent, Documentation Agent, L/C Issuer or any Lender may reasonably request from time to time.

(c)           Notices.  The Credit Parties shall promptly, and in any event within five Business Days after any Credit Party or any Responsible Officer of any Credit Party obtains knowledge thereof, notify Agent, Documentation Agent and each Lender in writing of:

(i)            any pending or, to the best knowledge of any Credit Party, threatened litigation, suit, investigation, arbitration, enforcement action, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against any Credit Party or otherwise affecting or involving or relating to any Credit Party or any Credit Party’s Property (A) which, if adversely determined, would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect, (B) to the extent any of the foregoing seeks injunctive relief against a Credit Party, or (C) relates to the Loan Documents or the Management Services Agreement;

(ii)           the occurrence or existence of any Default or Event of Default, which notice shall specify the nature, status and period of existence thereof and the actions proposed to be taken with respect thereto;

(iii)          any other development, event, fact, circumstance or condition that reasonably would be expected to result in a Material Adverse Effect, in each case describing the nature and status thereof and the actions proposed to be taken with respect thereto;

(iv)          to the extent not duplicative of deliveries made hereunder, any notice (including any notice of default or acceleration), information or other delivery given or made by or delivered to or received by any Credit Party to or from any lender of any such Credit Party, together with copies thereof, as applicable;

(v)           promptly after the commencement thereof but in any event not later than five (5) days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Credit Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(vi)          promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party other than routine inquiries by such Governmental Authority;

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(vii)         receipt or giving of any notice by any Credit Party regarding termination of any lease of real property (other than by expiration of the term), or the entering into any new lease of real property (together with a copy of such lease) or the loss, termination or expiration of any Material Contract to which any Credit Party is a party or by which its properties or assets are subject or bound;

(viii)        promptly, and in any event within five (5) Business Days after execution, receipt or delivery thereof, to the extent not duplicative of any deliveries made under clause (vii) above, copies of any material notices of default, breach, amendment or termination that any Credit Party executes or receives in connection with any Material Contract;

(ix)          the filing, recording or assessment of any federal, state, local or foreign tax Lien against any Collateral or any Credit Party (other than a Permitted Lien);

(x)           the creation, establishment or acquisition of any Subsidiary or the issuance by any Credit Party of any Capital Stock;

(xi)          any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary thereof;

(xii)         any change in any Credit Party’s senior executive officers;

(xiii)        the discharge by any Credit Party of its present Independent Accounting Firm or any withdrawal or resignation by such Independent Accounting Firm;

(xiv)        any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(xv)         any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(xvi)        any failure by any Credit Party to pay rent at (i) ten percent (10%) or more of the Credit Parties’ locations, (ii) ten or more of the Credit Parties’ locations, or (iii) any of the Credit Parties’ locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice in accordance with the foregoing shall be accompanied by a written statement by a Responsible Officer on behalf of Parent setting forth details of the occurrence

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referred to therein, and describing with particularity any and all clauses or provisions of this Agreement and the other Loan Documents that have been breached or violated.

(d)           Operating Budget and Projections; Updates.  Parent shall furnish to Agent, Documentation Agent and each Lender for each Fiscal Year of Parent and its Subsidiaries after the Closing Date not less than thirty (30) calendar days prior to the commencement of such Fiscal Year, (i) consolidated and consolidating month by month projected operating budgets, projections, profit and loss statements, income statements, balance sheets and cash flow reports of and for the Credit Parties for such upcoming Fiscal Year (including an income statement for and a balance sheet as at the end of each such month), and annual projections for the Fiscal Years then remaining until the Term Loan D Maturity Date, in each case prepared in a manner consistent with the most-recent audited consolidated financial statements of Parent and its Subsidiaries (subject to normal year-end adjustments and the absence of footnote disclosure), together with a statement of underlying assumptions, and (ii) revisions of and supplements to the disclosure schedules to the Loan Documents to the extent necessary to disclose new or changed material facts or circumstances after the Closing Date; provided, that delivery or receipt thereof by Agent, Documentation Agent and other Lender Parties shall not constitute a waiver by Agent, Documentation Agent or any other Lender Party or a cure of any Default or Event of Default resulting in connection with the matters so disclosed.

(e)           Shareholder/Equity Holder Reports and Government Filings.  The Credit Parties shall furnish to Agent and Documentation Agent, concurrently with the sending or filing thereof, copies of all proxy statements, financial statements and reports which any Credit Party has made available generally to its shareholders or other equity owners as a class or any class or series of shareholders or other equity owners as a class or series, and copies of all regular, periodic and special reports, financial statements or registration statements which any Credit Party files with the Securities and Exchange Commission, any stock exchange or any Governmental Authority.

(f)            SBA Documents.  The Credit Parties shall furnish to Agent and the Documentation Agent, (i) such forms and information required by the U.S. Small Business Administration, including, without limitation, SBA Forms 480 and 652, to the extent requested by any such Person from time to time and (ii) such other financial and other information respecting any business or financial condition of a Credit Party or any of its Subsidiaries as any such Person shall, from time to time, reasonably request.

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Appendix II

Term Loan A Lenders		Commitment to make Term Loan A on the Closing Date	Commitment to make additional Term Loan A on the Amendment No. 1 Effective Date	Commitment to make additional Term Loan A on the Amendment No. 2 Effective Date	Total Term Loan A Commitment

GC SBIC IV, L.P. 666 Fifth Avenue, 18th Floor New York, New York 10022 Attention: Gregory W. Cashman Telephone: (212) 660-7270 FAX: (212) 750-3756		$6,011,000.00	$0.00	$0.00	$6,011,000.00

Wire Instructions:
Bank: Address: Account: ABA: FFC Account: Account Name: Reference:	US Bank Minneapolis, MN 1047-9006-3986 091-000-022 142563-200 GC SBIC IV, L.P. DTLR (fka Levtran)

LEG PARTNERS III SBIC, L.P. 666 Fifth Avenue, 18th Floor New York, New York 10022 Attention: Gregory W. Cashman Telephone: (212) 660-7270 FAX: (212) 750-3756		$3,021,000.00	$1,209,000.00	$0.00	$4,230,000.00

Wire Instructions:
Bank: Account: ABA: Account Name: Reference:	The PrivateBank 2202608 071006486 LEG Partners III SBIC, L.P. DTLR (fka Levtran)

Term Loan A Lenders		Commitment to make Term Loan A on the Closing Date	Commitment to make additional Term Loan A on the Amendment No. 1 Effective Date	Commitment to make additional Term Loan A on the Amendment No. 2 Effective Date	Total Term Loan A Commitment

GC 2009 MEZZANINE PARTNERS, L.P. 666 Fifth Avenue, 18th Floor New York, New York 10022 Attention: Gregory W. Cashman Telephone: (212) 660-7270 FAX: (212) 750-3756		$10,968,000.00	$4,299,260.00	$16,932,800.00	$32,200,060.00

Wire Instructions:
Bank: Location: Account: ABA: Account Name: Reference:	First Republic Branch 79 8000 031 9120 321 081 669 GC 2009 Mezzanine Partners, L.P. DTLR (fka Levtran)

GC FINANCE OPERATIONS II, INC. 666 Fifth Avenue, 18th Floor New York, New York 10022 Attention: Gregory W. Cashman Telephone: (212) 660-7270 FAX: (212) 750-3756		$0.00	$87,740.00	$0.00	$87,740.00

Wire Instructions:
Bank: ABA: Account Number: Account Name: Reference:	The PrivateBank 071006486 2272938 GC Finance Operations II, Inc. DTLR (fka Levtran)

Term Loan A Lenders		Commitment to make Term Loan A on the Closing Date	Commitment to make additional Term Loan A on the Amendment No. 1 Effective Date	Commitment to make additional Term Loan A on the Amendment No. 2 Effective Date	Total Term Loan A Commitment

GOLUB CAPITAL BDC 2010-1 LLC 666 Fifth Avenue, 18th Floor New York, New York 10022 Attention: Gregory W. Cashman Telephone: (212) 660-7270 FAX: (212) 750-3756		$0.00	$2,404,000.00	$5,000,000.00	$7,404,000.00

Wire Instructions:
Bank: ABA: Account: Account Name: Reference:	US Bank, N.A. 091 000 022 1047-9045-0779 Golub Capital BDC 2010-1 LLC DTLR (fka Levtran)

GC FINANCE OPERATIONS LLC 666 Fifth Avenue, 18th Floor New York, New York 10022 Attention: Gregory W. Cashman Telephone: (212) 660-7270 FAX: (212) 750-3756		$0.00	$0.00	$411,800.00	$411,800.00

Wire Instructions:
Bank: ABA: Account Number: Account Name: Reference:	The PrivateBank 071006486 2257556 GC Finance Operations LLC DTLR (fka Levtran)

Term Loan A Lenders		Commitment to make Term Loan A on the Closing Date	Commitment to make additional Term Loan A on the Amendment No. 1 Effective Date	Commitment to make additional Term Loan A on the Amendment No. 2 Effective Date	Total Term Loan A Commitment

GC CAPITAL BDC FUNDING LLC 666 Fifth Avenue, 18th Floor New York, New York 10022 Attention: Gregory W. Cashman Telephone: (212) 660-7270 FAX: (212) 750-3756		$0.00	$0.00	$4,505,400.00	$4,505,400.00

Wire Instructions:
Bank: ABA: Account Number: Account Name: FFC: Reference:	Wells Fargo Bank, N.A. 121-000-248 6355067033 CDO Clearing Golub Capital BDC Funding / A/C #83640000 DTLR (fka Levtran)
Total Term Loan A:		$20,000,000.00	$8,000,000.00	$26,850,000.00	$54,850,000.00